Exhibit 99:

PRESS RELEASE

FOR IMMEDIATE RELEASE

SOUTHERN COMMUNITY FINANCIAL CORPORATION
ANNOUNCES SALE OF $30 MILLION OF TRUST PREFERRED SECURITIES

Winston-Salem, North Carolina, November 5, 2003: Southern Community Financial Corporation (“Southern Community”) (Nasdaq: SCMF and SCMFP), the holding company for Southern Community Bank and Trust, announced today its sale of $30 million of Trust Preferred Securities issued by Southern Community Capital Trust II. The preferred securities of Southern Community Capital Trust II have a distribution rate of 7.95%, each share having a liquidation value of $10. The Trust Preferred Securities have been approved for quotation on the Nasdaq National Market under the symbol “SCMFO”.

Ryan Beck & Co. and Stifel, Nicolaus & Company, Incorporated, co-managed the offering and have been granted a 30-day option to purchase up to 450,000 additional shares of Trust Preferred Securities to cover over-allotments, if any.

Southern Community is headquartered in Winston-Salem, North Carolina and currently operates, through Southern Community Bank and Trust, eight banking offices in Winston-Salem, Clemmons, High Point, Kernersville and Yadkinville, North Carolina. Services are also provided through “Southern eCom” Internet banking and 24-hour phone banking. As of September 30, 2003, Southern Community had total assets of $756.9 million, net loans of $489.9 million, deposits of $543.9 million and stockholders’ equity of $49.2 million.

Additional information regarding Southern Community Financial Corporation can be accessed on-line at www.smallenoughtocare.com.

Contact:	F. Scott Bauer, Chairman and CEO
(336) 768-8500